UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 25, 2017

DEEP DOWN, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-30351	75-2263732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8827 W. Sam Houston Pkwy N. Suite 100, Houston, TX 77040

(Address of principal executive offices) (Zip Code)

(281) 517-5000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 – Entry into a Material Definitive Agreement.

On September 25, 2017, Deep Down, Inc. (the “Company”) entered into a Transition Agreement with Mr. Eugene L. Butler, effective as of October 1, 2017 (the “Transition Agreement”). Contemporaneously with entering into the Transition Agreement, Mr. Butler retired as Executive Chairman and Chief Financial Officer of the Company. The Transition Agreement provides for Mr. Butler to serve as an independent consultant to the Company from October 1, 2017 through December 31, 2018.

Under the terms of the Transition Agreement, the Company agrees to pay Mr. Butler $39,254.42 per month in exchange for his services. Additionally, under the terms of the Transition Agreement, the Company agrees to the immediate vesting of 100,000 restricted shares of common stock of the Company, which shares were previously awarded under the Company’s equity compensation plan on January 1, 2016, and which were scheduled to vest on December 14, 2017. The Company agrees to purchase 490,231 shares of common stock from Mr. Butler on or before October 1, 2017, at the median closing share price, as quoted by the OTCQX market, for the ten day trading period immediately prior to September 25, 2017.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is attached hereto as Exhibit 10.1.

ITEM 1.02 – Termination of a Material Definitive Agreement.

On September 25, 2017, as a result of entering into the Transition Agreement in connection with his retirement, the Company and Mr. Butler agreed to terminate the Employment Agreement dated effective January 1, 2016 between the Company and Mr. Butler (the “Employment Agreement”). The termination of the Employment Agreement is effective as of September 30, 2017. Except as set forth in the Transition Agreement, the parties’ obligations under the Employment Agreement were terminated.

The Employment Agreement was filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K, filed on March 31, 2017. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.

ITEM 5.02. – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Departure of Directors or Principal Officers

On September 25, 2017, Mr. Eugene L. Butler retired as Executive Chairman and Chief Financial Officer of the Company, effective as of September 30, 2017. The retirement of Mr. Butler did not involve any disagreement with the Company.

Election of Chairman of the Board of Directors

In connection with Butler’s retirement, the Company’s board of directors (the “Board”) elected Mr. Mark Carden, the current Audit Committee Chairman, as Chairman of the Board to succeed Mr. Butler.

Appointment of Principal Officers

Also, in connection with Butler’s retirement, the Board appointed Mr. Charles Njuguna, age 40, as the Company’s Chief Financial Officer, effective September 25, 2017. Mr. Njuguna has served in different roles with the Company since early 2012, most recently serving as Business Manager. Mr. Njuguna has over 20 years of international business experience, including various operational and financial management roles in Africa, the UK and the US. His experience includes in-depth studies of the global oilfield services industry, diverse M&A analyses and a proven track record of process improvement and cost optimization. Mr. Njuguna holds an MBA from the University of Texas at Austin.

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SECTION 9 – Financial Statements and Exhibits

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1*†	Transition Agreement, dated effective as of September 25, 2017, between Deep Down, Inc. and Eugene L. Butler

* Filed herewith.

† Exhibit constitutes a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 27, 2017

DEEP DOWN, INC.

By :	/s/ Ronald E. Smith
Ronald E. Smith President and Chief Executive Officer

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